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                                                                    Exhibit 23.3

                                    AGREEMENT

Agreement by and between Century Bank and Trust Company, a Massachusetts trust company (the "Company"), and Marshall M. Sloane ("Mr. Sloane"), dated as of December 28, 2001.

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement as part of a retention strategy for Mr. Sloane and in recognition of his invaluable contributions to the Company's success in developing, implementing and managing the strategy of growth and diversification.

NOW, THEREFORE, the Company and Mr. Sloane agree as follows:

1. SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT

   Effective immediately, Mr. Sloane's Supplemental Executive Retirement Benefit shall be frozen at its current level with no future increases or contributions by the Company ($2,925,000 of pre-retirement death benefit and $455,034 of annual retirement income).

2. SPLIT DOLLAR LIFE INSURANCE POLICY

   (a) ACQUISITION AND PREMIUM PAYMENT. In consideration for the agreement of Mr. Sloane in Section 1, as soon as practicable after the date of this Agreement, the Company will acquire a life insurance policy (the "Policy") providing a death benefit of at least the Death Benefit described below upon the death of the survivor of Mr. Sloane or Mrs. Sloane (his "wife"). The Company will select a reputable and financially sound insurance company or

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         companies to issue the Policy (if the Company selects more than one insurance company to issue a life insurance contract pursuant to the requirements of this subsection (a), all such life insurance contracts are referred to collectively as the Policy herein). When the Policy is acquired, the attachment identifying the Policy will be attached to this Agreement. The Company will pay all premiums necessary to acquire the Policy and maintain it in force, and will, if requested, provide evidence of such payment to the Sloane's. Further, the Company's obligation to pay premiums shall not be subject to any right of setoff or counterclaim that the Company may have, for any reason, against Mr. Sloane.

         The "Death Benefit" payable to the Sloane's named beneficiary shall equal:

                  (i)      $25 million;

   (b) COMPANY'S OWNERSHIP INTEREST. The Company will be the owner of record of the Policy and will endorse the right to designate the beneficiary (and contingent beneficiary) of and the settlement option for payment of the Death Benefit to the Sloane's or the Sloane's assignee. The Company agrees to complete, execute and file with the issuer of the Policy such forms of endorsement, designation of beneficiary or other documentation necessary to effectuate such endorsement as to the portion of the Policy death benefit equal to the Death Benefit (subject to the provisions of this Agreement). Unless Mr. Sloane has irrevocably assigned his interest under the Policy, Mr. Sloane will have the right to designate the beneficiary or beneficiaries and the settlement option for payment of such death benefits. The Company shall have sole ownership interest in that portion of the Policy's death benefit that is in excess of the amount endorsed to the Sloane's beneficiary or the beneficiary of the Sloane's assignee hereunder.

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         Except as provided herein, the Company may exercise all ownership rights under the Policy. The Company will not exercise ownership rights in a way that will or could result in the reduction of the death benefits payable upon the death of the survivor of Mr. or Mrs. Sloane to the Sloane's beneficiary or to Sloane's assignee's beneficiary below the Death Benefit. In addition, the Company will not sell, assign, transfer, surrender or cancel the Policy, or take any other action with respect to the Policy that would be inconsistent with the Company's obligations under this Section or that could reasonably be expected to jeopardize the payment of the Death Benefit to the Sloane's beneficiary or the Sloane's assignee's beneficiary hereunder, provided, however, that the following shall not prohibit or limit any merger or other acquisition of the Company.

   (c) TAX GROSS-UP PAYMENTS. The Company will pay to Mr. Sloane (or Mrs. Sloane or, if applicable, his or her estate or any trust or other assignee of the Sloane's right, title and interest pursuant to subsection (e) below) each year an amount equal to the federal and (if applicable) state income taxes owed by such taxpayer on the imputed income under applicable tax rules generated by the Company's payment of premiums with respect to the Policy plus any federal and (if applicable) state income taxes owed as a result of the payments under this subsection (c).

   (d) INSURER NOT A PARTY. The insurance company issuing the Policy shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy (including any endorsement thereon filed with the insurance company). In no event shall the insurance company be considered a party to this Agreement, or any modification or amendment hereof.

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   (e)   ASSIGNMENT BY MR. SLOANE. Notwithstanding any provision hereof to the contrary, Mr. Sloane shall have the right absolutely and irrevocably to assign by gift all of his right, title and interest under this Agreement. This right shall be exercisable by the execution and delivery to the Company of a written assignment. Upon receipt of such written assignment executed by Mr. Sloane, the Company shall thereafter treat the Sloane's assignee as the sole owner of all of Mr. Sloane's right, title and interest under of this Agreement and in and to the Policy. Thereafter, Mr. Sloane shall have no right, title or interest under this Agreement or the Policy, all such rights being vested in and exercisable only by such assignee.

   (f) ERISA MATTERS. The provisions of this subsection (f) shall apply only if and to the extent that it is determined that the benefits provided under this Agreement constitute an employee welfare benefit plan for purposes of ERISA.

                  (i) The Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

                  (ii) Any claim for a benefit under this Agreement will be reviewed and determined under procedures that satisfy the applicable requirements of ERISA and regulations thereunder for the determination of claims.

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2. MISCELLANEOUS

   (a) BINDING ON SUCCESSORS. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Company and its successors and assigns and Mr. Sloane, Mr. Sloane's heirs, executors, administrators, and permitted assigns.

         As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

   (b) TAX WITHHOLDING. The Company will withhold (or cause to be withheld) from any payment due hereunder all taxes required by law to be withheld, any amounts specified for payment under this Agreement will be reduced by all such required tax withholdings.

   (c) NO ASSIGNMENT. Except as specifically provided for hereunder, neither Mr. Sloane nor any beneficiary or Permitted Transferee will have any power or right to transfer, assign, anticipate or otherwise encumber any benefit or amount payable under this Agreement, nor shall any such benefit or amount payable be subject to seizure or attachment by any creditor of Mr. Sloane or a beneficiary or Permitted Transferee, or to any other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of Mr. Sloane or any beneficiary or Permitted Transferee, except as may otherwise be required by law.

   (d) ATTORNEYS' FEES. The Company agrees to pay Mr. Sloane's reasonable attorneys' fees if Mr. Sloane, in Mr. Sloane's reasonable judgment,

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         determines that it is necessary to engage counsel to represent Mr.
         Sloane in protecting his rights (or those of an assignee) under this Agreement. The Company further agrees that its obligations under this subsection (d) are additional contractual obligations to Mr. Sloane (in accordance with their terms) and the Company will pay the Sloane's reasonable attorneys' fees as required by this subsection (d) even if the benefit in dispute is one that is determined to be subject to ERISA, and the Company also agrees that it will not in such a circumstance assert that its obligations under this subsection (d) are preempted by ERISA.

   (e) SURVIVING PROVISIONS. The parties intend that this Agreement shall be enforceable as written. However, if any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, if is intended that the remainder of this Agreement will not be affected thereby and that each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

   (f) NOTICES. All notices and communications required or permitted to be given hereunder shall be given by delivering the same in hand, by mailing the same by certified or registered mail, return receipt requested, postage prepaid, or by prepaid overnight carrier, as follows:

                               IF TO THE COMPANY:
                               Century Bank and Trust Company
                               400 Mystic Avenue
                               Medford, MA 02155
                               Attn: Treasurer

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                              IF TO THE EXECUTIVE:
                              Marshall M. Sloane

      Or to such other address as either party shall have furnished to the other party in writing in accordance with this subsection.

   (g) CAPTIONS AND HEADINGS; DEFINITIONS. All captions and headings in this Agreement are intended solely for the convenience of the parties, and shall not affect the meaning or construction of any provision hereof.

         Any term defined in any section of this Agreement will have the same meaning when used anywhere else in this Agreement unless expressly provided otherwise.

   (h) AMENDMENT. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns.

   (i) CONTROLLING LAW. This Agreement shall be construed under and governed in all respects by the law of the State of Massachusetts without reference to principles of conflicts of laws.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement.

                                                 Century Bank & Trust Company

                                                 By: /s/ Paul V. Cusick, Jr.
                                                     -----------------------

                                                     Paul V. Cusick, Jr., E.V.P.

                                                     /s/ Marshall M. Sloane
                                                     -----------------------

                                                     Marshall M. Sloane

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